Exhibit 5. 1

August 15, 2013

AngioDynamics, Inc.
14 Plaza Drive
Latham, NY  12110

Ladies and Gentlemen:

I am General Counsel of AngioDynamics, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with its Registration Statement on Form S-3 (the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 9,433,008 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).  This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

As your counsel, I have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In connection with the opinion expressed herein, I have assumed that, at or prior to the time of the delivery of any such security, (i) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security.  I have also assumed that the execution, delivery and performance by the Company of any security whose terms are established subsequent to the date hereof (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any public policy, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

Based upon the foregoing, I am of the opinion that the shares of Common Stock proposed to be sold pursuant to the Registration Statement have been validly issued and are fully-paid and non-assessable.

I am a member of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to my name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent,

I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Stephen A. Trowbridge